                                                    ---------------------------
                                                            OMB APPROVAL
                                                    ---------------------------
--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: December 31, 2001
--------                                            Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Responses)
-----------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person* 2. Date of Event Requiring  4. Issuer Name and Ticker or  6. If Amendment, Date
    Washington Mutual, Inc.                  Statement                   Trading Symbol                of Original
----------------------------------------     (Month/Day/Year)            Dime Bancorp, Inc. (DME)      (Month/Day/Year)
     (Last)     (First)     (Middle)         June 25, 2001            -------------------------------  ----------------------------
   1201 Third Avenue                     ---------------------------- 5. Relationship of Reporting  7. Individual or Joint/Group
                                                                           Person(s) to Issuer       Filing (Check Applicable Line)
---------------------------------------- 3. IRS Identification           (Check all applicable)       x Form filed by One Reporting
             (Street)                       Number of Reporting          ------ Director    X        --  Person
                                            Person, if an entity         ------ Officer ----- 10% Owner  -- Form filed by more than
                                            (voluntary)               (give title below) ----- Other     One Reporting Person
  Seattle,    Washington      98101          91-1653725                                        (specify)
--------------------------------------   ---------------------------- --------------------------------------------------------------
      (City)      (State)      (Zip)
                                                                            -------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                                            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                             2. Amount of Securities     3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                       Beneficially Owned          Direct (D) or              Beneficial
                                                     (Instr. 4)                  Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------
Dime Bancorp, Inc. Common Stock, $0.01 par value       0 (see Note 1)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                                                                     SEC 1473 (3/99)

*If the form is filed by more than one reporting person, see Instruction
5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
 IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                           VALID OMB CONTROL NUMBER.


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

Note 1: On June 25, 2001, Washington Mutual, Inc. ("Washington Mutual") entered into a Warrant Purchase and Voting Agreement with
Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg Pincus Netherlands Equity
Partners II, C.V. and Warburg, Pincus Netherlands Equity Partners III, C.V. (collectively, "Warburg") pursuant to which Warburg agreed, among other things, to vote the 13,607,664 shares of common stock of the Issuer held by Warburg in favor of the merger of the Issuer with and into Washington Mutual. For a more detailed description of the foregoing, reference is made to the Schedule 13D filed by Washington Mutual with respect to the common stock of the Issuer.

                                                                                   Washington Mutual

                                                                                   By: /s/ Fay L. Chapman
                                                                                      ---------------------------------------
                                                                                      Name: Fay L. Chapman
                                                                                      Title: Senior Executive Vice President
                                                                                             and General Counsel


                                                                                                                    July 5, 2001
**Intentional misstatements or omissions of facts constitute Federal Criminal                                       --------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                           **Signature of Reporting Person       Date

Note: File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid
OMB Number.
